Exhibit 99.1

Masimo Reports Third Quarter 2013 Financial Results

Q3 2013 Highlights (compared to Q3 2012):

•	Total revenue, including royalties, rose 10% to $131.4 million

•	Product revenue rose 11% to $124.5 million

•	Revenue from rainbow® products rose 9% to $12.0 million

•	SET® and rainbow® SET unit shipments rose 33% to 44,000

•	GAAP earnings per share rose 13% to $0.27

Irvine, California, October 30, 2013 – Masimo (NASDAQ: MASI) today announced its financial results for the third quarter ended September 28, 2013.

Masimo’s total third quarter revenue, including royalties, rose 10% to $131.4 million, compared to $119.1 million for the third quarter of 2012. Third quarter 2013 product revenue rose 11% to $124.5 million, compared to $112.1 million for the third quarter of 2012. The company’s worldwide direct product revenue grew 12% in the third quarter of 2013 and represented 85% of product revenue. OEM sales, which accounted for 15% of product revenue, rose 7% compared to the same period in 2012. Revenue from sales of Masimo rainbow products rose 9% to $12.0 million in the third quarter, compared to $11.0 million in the year-ago period. Third quarter 2013 rainbow revenue included $3.9 million in sales of total hemoglobin products.

Net income for the third quarter of 2013 was $15.6 million, or $0.27 per diluted share, compared to net income of $13.8 million, or $0.24 per diluted share, in the third quarter of 2012.

During the third quarter of 2013, the company shipped approximately 44,000 SET pulse oximetry and rainbow Pulse CO-Oximetry units, excluding handheld units, up 33% compared to approximately 33,100 in the same prior-year period. Masimo estimates its worldwide installed base as of September 28, 2013 to be 1,180,000 units, up 12% from 1,056,000 units as of September 29, 2012.

Joe Kiani, Chairman and Chief Executive Officer of Masimo, said, “Masimo’s ability to innovate technology that improves care, increases patient safety and lowers overall healthcare costs is the key success factor driving our strong third quarter results. As evidenced by our strong quarterly pulse oximetry and Pulse CO-Oximetry shipments, we are consistently expanding our customer base and, as a result, we are optimistic about our future.”

As of September 28, 2013, Masimo’s cash and cash equivalents were $91.7 million, compared to $71.6 million as of December 29, 2012. The change reflects primarily net cash generated from operations, offset by $19.8 million in cash used to repurchase one million shares of Masimo common stock in the first nine months of 2013.

2013 Financial Guidance

Based on favorable year-to-date results and the outlook for the remainder of 2013, Masimo is providing updated 2013 financial guidance for earnings per share. The company now expects 2013 GAAP earnings per share to be $1.16, compared to prior guidance of $1.14. The company’s fiscal 2013 guidance for its other financial components, including total and product revenues, royalties, gross profit margins, operating expenses and tax rate components remains unchanged. Each of the components of Masimo’s guidance set forth above is an estimate only and actual performance could differ.

Conference Call

Masimo will hold a conference call today at 1:30 p.m. PT (4:30 p.m. ET) to discuss the results. A live webcast of the conference call will be available online from the investor relations page of the company’s corporate website at www.masimo.com. The dial-in numbers are (888) 520-7182 for domestic callers and +1 (706) 758-3929 for international callers. The reservation code for both dial-in numbers is 87025552. After the live webcast, the call will be available on Masimo’s website through November 13, 2013. In addition, a telephonic replay of the call will be available through November 13, 2013. The replay dial-in numbers are (800) 585-8367 for domestic callers and +1 (855) 859-2056 for international callers. Please use reservation code 87025552.

About Masimo

Masimo (NASDAQ: MASI) is the global leader in innovative noninvasive monitoring technologies that significantly improve patient care—helping solve “unsolvable” problems. In 1995, the company debuted Measure-Through Motion and Low Perfusion pulse oximetry, known as Masimo SET®, which virtually eliminated false alarms and increased pulse oximetry’s ability to detect life-threatening events. More than 100 independent and objective studies have shown that Masimo SET® outperforms other pulse oximetry technologies, even under the most challenging clinical conditions, including patient motion and low peripheral perfusion. In 2005, Masimo introduced rainbow SET® Pulse CO-Oximetry technology, allowing noninvasive and continuous monitoring of blood constituents that previously required invasive procedures, including total hemoglobin (SpHb®), oxygen content (SpOC™), carboxyhemoglobin (SpCO®), methemoglobin (SpMet®), and Pleth Variability Index (PVI®), in addition to SpO2, pulse rate, and perfusion index (PI). In 2008, Masimo introduced Patient SafetyNet™, a remote monitoring and wireless clinician notification system designed to help hospitals avoid preventable deaths and injuries associated with failure to rescue events. In 2009, Masimo introduced rainbow® Acoustic Monitoring™, the first-ever noninvasive and continuous monitoring of acoustic respiration rate (RRa™). Masimo’s rainbow® SET® technology platform offers a breakthrough in patient safety by helping clinicians detect life-threatening conditions and helping guide treatment options. In 2010, Masimo acquired SEDLine®, a pioneer in the development of innovative brain function monitoring technology and devices. And in 2012, Masimo acquired the assets of Spire Semiconductor, LLC, a maker of advanced light emitting diode (LED) and other advanced component-level technologies; and PHASEIN AB, a developer and manufacturer of ultra-compact mainstream and sidestream capnography, multigas analyzers, and handheld capnometry solutions. Masimo SET® and Masimo rainbow® SET® technologies also can be found in over 100 multiparameter patient monitors from over 50 medical device manufacturers around the world. Founded in 1989, Masimo has the mission of “Improving Patient Outcome and Reducing Cost of Care … by Taking Noninvasive Monitoring to New Sites and Applications®.” Additional information about Masimo and its products may be found at www.masimo.com.

Forward-Looking Statements

All statements other than statements of historical facts included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements including, in particular, the statements about our financial condition, results of operations and business generally; expectations regarding our ability to design and deliver innovative new noninvasive technologies and reduce the cost of care; expectations for full fiscal year 2013 total and product revenues, royalties, gross profit margins, operating expenses, tax rate and GAAP earnings per share; and demand for our technologies. These forward-looking statements are based on management’s current expectations and beliefs and are subject to uncertainties and factors, all of which are difficult to predict and many of which are beyond our control and could cause actual results to differ materially and adversely from those described in the forward-looking statements. These risks include, but are not limited to, those related to: our dependence on Masimo SET and Masimo rainbow SET products and technologies for substantially all of our revenue; any failure in protecting our intellectual property exposure to competitors’ assertions of intellectual property claims; the highly competitive nature of the markets in which we sell our products and technologies; any failure to continue developing innovative products and technologies; the lack of acceptance of any of our current or future products and technologies; obtaining regulatory approval of our current and future products and technologies; the risk that the implementation of our international realignment will not continue to produce anticipated operational and financial benefits, including a continued lower effective tax rate; the loss of our customers; the failure to retain and recruit senior management; product liability claims exposure; a failure to obtain expected returns from the amount of intangible assets we have recorded; the maintenance of our brand; the amount and type of equity awards that we may grant to employees and service providers in the future; and other factors discussed in the “Risk Factors” section of our most recent periodic reports filed with the Securities and Exchange Commission (“SEC”), including our most recent Form 10-K and Form 10-Q, all of which you may obtain for free on the SEC’s website at www.sec.gov. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, even if subsequently made available by us on our website or otherwise. We do not undertake any obligation to update, amend or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

# # #

Investor Contact: Eli Kammerman	Media Contact: Mike Drummond
(949) 297-7077	(949) 297-7434
ekammerman@masimo.com	mdrummond@masimo.com

Masimo, SET, Signal Extraction Technology, Improving Patient Outcome and Reducing Cost of Care… by Taking Noninvasive Monitoring to New Sites and Applications, Rainbow, SpHb, SpOC, SpCO, SpMet, PVI, Rainbow Acoustic Monitoring, RRa, Radical-7, Rad-87, Rad-57,Rad-8, Rad-5,Pulse CO-Oximetry, Pulse CO-Oximeter, and SEDLine are trademarks or registered trademarks of Masimo Corporation.

MASIMO CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited) (in thousands)

	September 28, 2013	December 29, 2012
ASSETS
Current assets
Cash and cash equivalents	$91,717	$71,554
Accounts receivable, net of allowance for doubtful accounts	70,166	67,911
Royalties receivable	6,800	7,130
Inventories	59,460	47,358
Prepaid expenses	18,859	8,587
Deferred tax assets	12,003	12,911
Other current assets	2,928	3,896

Total current assets	261,933	219,347
Deferred cost of goods sold	61,214	52,103
Property and equipment, net	24,935	23,924
Intangible assets, net	28,032	27,363
Goodwill	22,959	22,824
Deferred tax assets	21,506	22,363
Other assets	7,190	8,022

Total assets	$427,769	$375,946

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$38,134	$27,033
Accrued compensation	28,506	25,021
Accrued liabilities	15,943	16,648
Income taxes payable	1,042	1,504
Deferred revenue	19,644	19,278
Current portion of capital lease obligations	122	55

Total current liabilities	103,391	89,539
Deferred revenue	563	576
Capital lease obligations, less current portion	233	60
Other liabilities	9,683	10,103

Total liabilities	113,870	100,278
Equity
Masimo Corporation stockholders’ equity:
Common stock	57	57
Treasury stock	(83,454)	(63,664)
Additional paid-in capital	269,383	258,783
Accumulated other comprehensive income	4,425	3,542
Retained earnings	123,429	74,361

Total Masimo Corporation stockholders’ equity	313,840	273,079
Noncontrolling interest	59	2,589

Total equity	313,899	275,668

Total liabilities and equity	$427,769	$375,946

MASIMO CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited) (in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 28, 2013	September 29, 2012	September 28, 2013	September 29, 2012
Revenue:
Product	$124,522	$112,108	$382,725	$339,644
Royalty	6,925	6,961	22,086	21,428

Total revenue	131,447	119,069	404,811	361,072
Cost of goods sold	43,968	40,736	136,519	122,002

Gross profit	87,479	78,333	268,292	239,070
Operating expenses:
Selling, general and administrative	53,090	48,260	159,536	142,381
Research and development	13,646	12,121	41,692	33,736

Total operating expenses	66,736	60,381	201,228	176,117

Operating income	20,743	17,952	67,064	62,953
Non-operating income (expense)	(676)	912	(3,240)	(132)

Income before provision for income taxes	20,067	18,864	63,824	62,821
Provision for income taxes	4,581	5,301	17,288	15,724

Net income including noncontrolling interest	15,486	13,563	46,536	47,097
Net loss attributable to the noncontrolling interest	116	231	2,532	168

Net income attributable to Masimo Corporation stockholders	$15,602	$13,794	$49,068	$47,265

Net income per share attributable to Masimo Corporation stockholders:
Basic	$0.28	$0.24	$0.86	$0.82

Diluted	$0.27	$0.24	$0.85	$0.81

Weighted average shares used in per share calculations:
Basic	56,501	57,201	56,727	57,507

Diluted	57,404	58,145	57,506	58,454

MASIMO CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited) (in thousands)

	Nine Months Ended
	September 28, 2013	September 29, 2012
Cash flows from operating activities:
Net income including noncontrolling interest	$46,536	$47,097
Adjustments to reconcile net income including noncontrolling interest to net cash provided by operating activities:
Depreciation and amortization	8,459	6,509
Share-based compensation	9,020	11,033
Loss on disposal of property and equipment	84	—
Provision for (benefit from) doubtful accounts	532	(5)
Provision for obsolete inventory	957	617
Provision for warranty costs	2,134	1,866
Provision for (benefit from) deferred income taxes	1,687	(319)
Income tax benefit from exercise of stock options granted prior to January 1, 2006	595	259
Excess tax deficit from share-based compensation arrangements	759	340
Realized foreign exchange loss on forward contracts	—	45
Changes in operating assets and liabilities:
Increase in accounts receivable	(2,773)	(4,982)
(Increase) decrease in royalties receivable	330	(67)
Increase in inventories	(13,031)	(1,700)
(Increase) decrease in deferred cost of goods sold	(9,100)	160
Increase in prepaid expenses	(10,304)	(2,888)
(Increase) decrease in other assets	1,777	(1,316)
Increase (decrease) in accounts payable	11,091	(2,730)
Increase in accrued compensation	3,544	2,344
Increase (decrease) in accrued liabilities	(2,807)	820
Decrease in income taxes payable	(1,217)	(419)
Increase in deferred revenue	354	2,490
Decrease in other liabilities	(417)	(2,196)

Net cash provided by operating activities	48,210	56,958

Cash flows from investing activities:
Purchases of property and equipment	(6,910)	(7,812)
Increase in intangible assets	(2,986)	(2,904)
Cash paid for acquisitions	—	(37,399)

Net cash used in investing activities	(9,896)	(48,115)

Cash flows from financing activities:
Repayments of capital lease obligations	(112)	(12)
Proceeds from issuance of common stock	1,746	1,034
Excess tax deficit from share-based compensation arrangements	(759)	(340)
Repurchases of common stock	(19,790)	(26,268)
Net proceeds from settlement of forward contracts	—	88

Net cash used in financing activities	(18,915)	(25,498)

Effect of foreign currency exchange rates on cash	764	(239)

Net increase (decrease) in cash and cash equivalents	20,163	(16,894)
Cash and cash equivalents at beginning of period	71,554	129,882

Cash and cash equivalents at end of period	$91,717	$112,988